Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-169119

Subject to Completion

Preliminary Term Sheet dated September 1, 2011

The notes are being offered by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement SUN-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Barclays Bank PLC	$9.80	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
September , 2011

Units Pricing Date* September     , 2011 Market-Linked Step Up Notes Settlement Date* September     , 2011 Linked to the DAX® Price Return Index, Maturity Date* August     , 2013 due August     , 2013 CUSIP No. $10 principal amount per unit Term Sheet No. Barclays Bank PLC Market-Linked Step Up Notes The notes have a maturity of approximately two years Step Up Payment of 25% to 31% over the Original Offering Price at maturity if the level of the DAX® Price Return Index (the “Index”) is unchanged or increases from the Starting Value, but does not increase above the Step Up Value 100% participation in any increase in the level of the Index if it increases above the Step Up Value of 125% to 131% of the Starting Value 1-to-1 downside exposure to decreases in the level of the Index, with no downside limit Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC No periodic interest payments No listing on any securities exchange The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Summary

The Market-Linked Step Up Notes Linked to the DAX® Price Return Index, due August     , 2013 (the “notes”) are senior unsecured debt securities of Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays.

The notes provide investors with a Step Up Payment if the level of the DAX® Price Return Index (the “Index”) is unchanged or increases from the Starting Value to the Ending Value, but does not increase above the Step Up Value. If the level of the Index increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. The notes may be suitable investments for investors that believe that the level of the Index will increase over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that will be less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Starting Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:	DAX® Price Return Index (Bloomberg symbol: “DAXK”)
Starting Value:	The closing level of the Market Measure on the pricing date. The Starting Value will be determined on the pricing date.
Ending Value:

The closing level of the Market Measure on the calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-19 of product supplement SUN-1.

Step Up Value:	The Step Up Value will be between 125% and 131% of the Starting Value. The Step Up Value will be determined on the pricing date.
Step Up Payment:

The Step Up Payment will be between $2.50 and $3.10 per unit at maturity (representing a return of between 25% and 31% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date.

Threshold Value:	100% of the Starting Value. Accordingly, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Calculation Day:	The fifth scheduled Market Measure Business Day immediately prior to the maturity date, determined on the pricing date.
Joint Calculation Agents:	Barclays and MLPF&S.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) determined as follows:

Market-Linked Step Up Notes	TS-2

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes at maturity, based on a Step Up Payment of $2.80 (the midpoint of the Step Up Payment range of $2.50 to $3.10), a Step Up Value of 128% of the Starting Value (the midpoint of the Step Up Value range of 125% to 131%), and the Threshold Value of 100% of the Starting Value. The green line reflects the returns on the notes while the grey dotted line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Step Up Payment, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, Step Up Payment, and the term of your investment. These examples do not take into account any tax consequences from investing in the notes.

The following table illustrates, for a Starting Value of 100.00 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on a Step Up Payment of $2.80 and a Step Up Value of 128% of the Starting Value.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
85.00		-15.00%	$8.50		-15.00%
90.00		-10.00%	$9.00		-10.00%
95.00		-5.00%	$9.50		-5.00%
98.00		-2.00%	$9.80		-2.00%
100.00	(1)	0.00%	$12.80	(2)	28.00%
102.00		2.00%	$12.80		28.00%
105.00		5.00%	$12.80		28.00%
110.00		10.00%	$12.80		28.00%
120.00		20.00%	$12.80		28.00%
128.00	(3)	28.00%	$12.80		28.00%
135.00		35.00%	$13.50		35.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%

(1)

This is the hypothetical Starting Value and Threshold Value. The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index. For recent actual levels of the Index, see “The Index” section below beginning on page TS-7.

(2)	This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment, the midpoint of the Step Up Payment range of $2.50 to $3.10.

(3)	This is the hypothetical Step Up Value, the midpoint of the Step Up Value range of 125% to 131% of the hypothetical Starting Value.

Market-Linked Step Up Notes	TS-3

Example 1 — The Ending Value is 80% of the Starting Value and the Threshold Value:

Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	80.00

Redemption Amount (per unit) =	$10 –	[	$10 ×	(100 – 80)	]	= $8.00
100

Example 2 — The Ending Value is 115% of the Starting Value but is less than the Step Up Value:

Starting Value:	100.00
Step Up Value:	128.00
Ending Value:	115.00

Redemption Amount (per unit) = $10.00 + $2.80 = $12.80

In this case, because the Ending Value is greater than or equal to the Starting Value but less than or equal to the Step Up Value, the Redemption Amount (per unit) will equal $12.80, which is the sum of the Original Offering Price and the Step Up Payment of $2.80.

Example 3 — The Ending Value is 150% of the Starting Value and is greater than the Step Up Value:

Starting Value:	100.00
Step Up Value:	128.00
Ending Value:	150.00

Redemption Amount (per unit) =	$10 +	[	$10 ×	(150 – 100)	]	= $15.00
100

Market-Linked Step Up Notes	TS-4

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement SUN-1 and page S-6 of the Series A MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

The costs of developing, hedging, and distributing the notes described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	Deutsche Börse AG (“DBAG”) may adjust the Index in a way that affects its level, and DBAG has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S, and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-27 of product supplement SUN-1.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Ending Value will increase from the Starting Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Market-Linked Step Up Notes	TS-5

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-6 and S-19 of product supplement SUN-1.

A “Market Measure Business Day” for the Index means a day on which:

(A) the Frankfurt Stock Exchange or any successor thereto is open for trading; and

(B) the Index or any successor thereto is calculated and published.

Supplement to the Plan of Distribution; Role of MLPF&S

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement SUN-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Market-Linked Step Up Notes	TS-6

The Index

DAX® is a registered trademark of DBAG. The notes are neither sponsored nor promoted, distributed, or in any other manner supported by DBAG. Neither the publication of the Index by DBAG nor the granting of a license regarding DBAG or the Index trademark for the utilization in connection with the notes represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness of an investment in the notes.

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. The information reflects the policies of, and is subject to change by, DBAG. DBAG, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of DBAG discontinuing publication of the Index are discussed in the section entitled “Description of the Notes— Discontinuance of a Market Measure” beginning on page S-30 of product supplement SUN-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index. Additional information concerning the Index may be obtained at the DGAB website. Information contained in the DBAG website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Index Composition and Maintenance

The Index is a stock index calculated, published, and disseminated by DBAG that measures the composite price performance of selected German stocks. The Index uses only freely available and tradable (“free-float”) shares in the index calculation, which excludes shares held by 5% shareholders (other than (1) asset managers and trust companies, (2) investment funds and pension funds and (3) capital investment companies or foreign investment companies, in each case, pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company’s share capital) and certain other shares that may be limited in their liquidity. As of the date of this term sheet, the Index is composed of stocks representing the 30 largest and most actively traded German-based companies admitted on the FWB® Frankfurt Stock Exchange (the “FWB”). The Index has a base level of 1,000 as of December 30, 1987.

The Index is the price return version of DBAG’s DAX® Index and not a performance return (i.e., “total return”) index version. The DAX® Index is a performance index in which all income from dividend and bonus payments of the component stocks are deemed to be reinvested in the index portfolio. However, because the Index only measures changes in the prices of the component stocks, the level of the Index does not reflect dividend and bonus payments declared by the applicable issuers.

To be included or to remain in the Index, companies must satisfy certain criteria. All classes of shares must:

•	be listed in the “prime standard” segment of the FWB;

•	be traded continuously on FWB’s electronic trading system, Xetra®; and

•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the Index must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in an European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the Index according to the following criteria:

•	order book turnover on Xetra® and in the FWB’s floor trading (within the preceding 12 months); and

•	free-float market capitalization as at a certain reporting date (last trading day of each month).

The market capitalization is determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month.

Taking all these criteria into account, DBAG’s Working Committee for Equity Indices (the “Working Committee”) submits proposals to the Management Board of DBAG (the “Management Board”) to leave the current index composition unchanged, or to effect changes, as applicable. The composition of the Index is reviewed in September of each year. The final decision as to whether or not to replace an index component is taken by the Management Board. In the case of the Index, such decisions are directly reflected by the respective rankings. Any replacements are publicly announced by DBAG.

An underlying stock may be deleted or added by DBAG, which reviews and adjusts the index composition based upon exchange turnover and market capitalization, every three months. Adjustments to the index composition are also made upon the occurrence of specified extraordinary circumstances, such as insolvency. In addition, a company can be removed immediately if its Index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by DBGA on a daily basis. The Management Board, in agreement with the Working Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Calculation of the Index

The Index is weighted by market capitalization; however, only free-float shares are taken into account. The level of the Index is based on share prices reported in the Xetra® system. The level of the Index is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weight of any single company in the Index is limited to 10% of the Index capitalization, adjusted on a quarterly basis.

Market-Linked Step Up Notes	TS-7

The Laspeyres formula is set out below:

whereby:

cit	= Adjustment factor of company i at time t

ffiT	= Free-float factor of share class i at time T

n	= Number of shares in the index

piO	= Closing price of share i on the trading day before the first inclusion in an index of Deutsche Börse

pit	= Price of share i at time t

qiO	= Number of shares of company i on the trading day before the first inclusion in an index of Deutsche Börse

qit	= Number of shares of company i at time T

t	= calculation time of the index

KT	= Index-specific chaining factor valid as of chaining date T

T	= Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weightings:

Index calculation can be reproduced in simplified terms by using the expression Fi:

•	Multiply the current price by the respective Fi weighting factor;

•	Take the sum of these products; and

•	Divide this by the base value (A) which remains constant until a modification in the index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying index portfolio.

Market-Linked Step Up Notes	TS-8

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through July 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On August 29, 2011, the closing level of the Index was 3,216.55.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

The notes are neither sponsored nor promoted, distributed or in any other manner supported by DBAG. DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the Index, its underlying index data and/or the Index trademark nor regarding the Index value at a certain point in time or on a certain date nor in any other respect. The Index and its underlying index data are calculated and published by DBAG. Nevertheless, as far as admissible under statutory law, DBAG will not be liable vis-à-vis third parties for potential errors in the Index or its underlying index data. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the Index.

Neither the publication of the Index by DBAG nor the granting of any right to use the Index, its underlying index data as well as the Index trademark for the utilization in connection with the notes or other securities or financial products, which derived from the Index, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness on an investment in this product.

In its capacity as sole owner of all rights to the Index, its underlying index data, and the Index trademark, DBAG has solely granted to us, as issuer of the notes the utilization of the Index data and the Index trademark as well as any reference to the Index data and the Index trademark in connection with the notes.

Market-Linked Step Up Notes	TS-9

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-27 of product supplement SUN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement SUN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement SUN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement SUN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Index. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement SUN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement SUN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” on page S-14 of product supplement SUN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Market-Linked Step Up Notes	TS-10

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement SUN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153084/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Market-Linked Step Up Notes	TS-11